Exhibit 10.6

AMENDMENT TO REVOLVING LOAN AND SECURITY AGREEMENT

This Amendment (the “Amendment”) to the Revolving Loan and Security Agreement dated April 28, 2011, as amended on July 26, 2014 and October 31, 2017 (the “Agreement”) is entered into this 31st day of October 2020, by and between Vaxstar LLC, a Delaware limited liability company (“Vaxstar”), and ValueSetters, Inc. (“ValueSetters”), a Utah corporation, with reference to the following:

READINGS/RECITALS

A.          The Agreement contains a maturity date of October 31, 2020, and ValueSetters and Vaxstar desire to extend the maturity date to a time in the future.

B.           Both parties seek to amend the Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Paragraph 9 (k) of the Agreement is amended to read:

“Maturity Date” means January 31, 2021.

Paragraph 1. (d) (i) of the Agreement is amended to read:

Subject to Section 7(b)(ii), the principal amount outstanding under the Loan Advances shall accrue interest from the date of this Amendment until the Maturity Date at the rate of eight percent (8%) per annum, compounding daily. Interest is not due until the Maturity Date.

COUNTERPARTS: This Amendment may be executed simultaneously in one or more counterparts, each of which when executed and delivered shall be deemed an original, but all of which together shall constitute a single agreement.

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the date written above.

Vaxstar LLC

Signature:
Cecilia Lenk, Manager

ValueSetters, Inc

Signature:
Coreen Kraysler, CFO